UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2013

Applied DNA Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

50 Health Sciences Drive

Stony Brook, New York 11790

(Address of Principal Executive Offices) (Zip Code)

631-240-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d - (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compenstory Arrangements of Certain Officers.

On August 20, 2013, Mr. Kurt H. Jensen resigned as Chief Financial Officer of Applied DNA Sciences, Inc. (the “Company”).

On August 20, 2013, Ms. Karol Gray was appointed as Chief Financial Officer of the Company, effective October 7, 2013. Dr. James H. Hayward, Chairman, President and Chief Executive Officer of the Company, will serve as Acting Chief Financial Officer during the interim period. In connection with her appointment as Chief Financial Officer, Ms. Gray resigned from the Board of Directors of the Company, as a member of the Audit Committee of which she was Chair, and as a member of the Compensation Committee.

Ms. Karol Gray was Vice Chancellor for Finance and Administration at the University of North Carolina, Chapel Hill since December 1, 2011 where she oversaw financial planning and budgeting, treasury and risk management, facilities planning, construction and operations, purchases and stores, public safety, environmental health and safety and auxiliary enterprises. The University’s financial budget for fiscal year 2012-2113 was approximately $3.4 billion. Ms. Gray also served as the Executive Vice President/Treasurer of the Chapel Hill Foundation Real Estate Holdings, Inc., Treasurer of the University of North Carolina at Chapel Hill Investment Fund, Inc., Treasurer of The University of North Carolina at Chapel Hill Foundation, Inc. and Secretary/Treasurer of UNC Management Company. Ms. Gray also was a member of the Board of Directors of Chapel Hill/Carrboro Chamber of Commerce, MBA @UBC LLC, UNC Press Board of Governors, and UNC Health Care System. Prior to her appointment at UNC-CH, Ms. Gray served for five years as the Vice President for Finance and Administration and the Chief Financial Officer at the University at Stony Brook. Ms. Gray provided financial direction and support for the budget, investment and realty committees and was responsible for the management of an endowment of approximately $120 Million with net assets of approximately $200 Million. While Ms. Gray was working at Stony Brook University, she actively served on several committees, including the Brookhaven National Laboratory Audit Committee, the Presidential Budget Working Group, and the Investment Subcommittee of the Research Foundation of the State University of New York, and was a member of the Executive Committee of the State University of New York Business and Officers Association. Ms. Gray is a Certified Public Accountant with a Bachelor in Business Administration from Hofstra University.

Pursuant to an offer letter, Ms. Gray will be an at-will employee and will be paid an annual starting salary of $336,000. In addition, after six months employment, she will be granted a five year option pursuant to the Company’s 2005 Incentive Stock Plan to purchase up to 2,000,000 shares of the Company’s Common Stock, $.001 par value, at the fair market value on the date of grant, vesting in four equal annual increments beginning on the first anniversary of the date of grant.

In connection with his resignation, Mr. Jensen executed a Separation Agreement with the Company which provides him with a separation payment of his base salary through December 31, 2013 and one year to exercise his stock options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

By:	/s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: August 21, 2013